Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations: Joan Wainwright	Investor Relations: Keith Kolstrom
	610-893-9500 Office	610-893-9551 Office
	joan.wainwright@te.com	keith.kolstrom@te.com
Matt Vergare
610-893-9442 Office
matthew.vergare@te.com

TE CONNECTIVITY NAMES JOE DONAHUE CHIEF OPERATING OFFICER

Schaffhausen, Switzerland—May 12, 2011—TE Connectivity (NYSE: TEL), formerly Tyco Electronics, today announced the promotion of Joe Donahue to the newly created role of Executive Vice President and Chief Operating Officer (COO).

As COO, Donahue now will be responsible for the company’s global operations, which span more than 50 countries, and have oversight for the company’s businesses in emerging markets, specifically China, India and South America, which account for nearly a quarter of the company’s revenues. He also will continue to have responsibility for TE’s Transportation Solutions segment.

“Joe has done an exceptional job leading our Transportation Solutions segment and our Automotive business, and will now bring his outstanding leadership to bear across the entire company in operations and emerging markets,” said TE CEO Tom Lynch.

Donahue joined the company in 1982 and has served in a variety of engineering, operations and leadership assignments across various TE businesses.

ABOUT TE CONNECTIVITY

TE Connectivity is a global, $12.1 billion company that designs and manufactures over 500,000 products that connect and protect the flow of power and data inside the products that touch every aspect of our lives. Our nearly 100,000 employees partner with customers in virtually every industry—from consumer electronics, energy and healthcare, to automotive, aerospace and communication networks—enabling smarter, faster, better technologies to connect products to possibilities. More information on TE Connectivity can be found at http://www.te.com.

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